Exhibit 99.1

Misonix, Inc. Announces First Quarter

Fiscal Year 2016 Financial Results

First Quarter Revenue UP 16%;

BoneScalpel®Revenue UP 30%; SonicOne® Revenue up 43%;

Recurring Revenue Increases to 69% of Net Sales

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – November 5, 2015 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the first quarter of fiscal year 2016 ended September 30, 2015.

Highlights for the first quarter included:

•	Net sales for first quarter fiscal 2016 were $5.3 million, a 16% increase, compared to $4.5 million for the same period in fiscal 2015.
•	BoneScalpel revenue increased 30% to $2.9 million versus $2.2 million in the first quarter of fiscal 2015.
•	BoneScalpel units sold or consigned worldwide in first quarter fiscal 2016 totaled 53 compared to 56 systems for the first quarter of fiscal 2015.
•	BoneScalpel revenue in the United States increased 64% to $1.8 million in the first quarter fiscal 2016 compared to $1.1 million during first quarter fiscal 2015.
•	BoneScalpel disposables revenue in the U.S. increased 96% to $1.6 million versus $842,000 in the first quarter of fiscal 2015. BoneScalpel disposable unit sales in the U.S. increased 104% to 7,029 from 3,449 units in the first quarter of fiscal 2015.
•	SonicOne first quarter 2016 revenue increased 43% to $859,000 compared to $601,000 in the first quarter of fiscal 2015. SonicOne OR revenue increased 98% to $647,000.
•	Recurring revenue – comprised of BoneScalpel, SonaStar® and SonicOne disposables sales - totaled $3.6 million, or 69% of total first quarter fiscal 2016 revenue, as compared to $2.4 million, or 54% of first quarter fiscal 2015 sales.

First Quarter Fiscal 2015 Financial Results

Total revenue for the first quarter of fiscal 2016, ended September 30, 2015, increased 16% to $5.3 million versus $4.5 million for the first quarter of fiscal 2015. The increase was primarily attributable to a 30% increase in BoneScalpel revenue to $2.9 million, a 43% increase in SonicOne revenue to $859,000 and a 7% decrease in SonaStar revenue to $1.4 million.

There were 53 BoneScalpel units sold or consigned worldwide during first quarter fiscal 2016 compared to 56 BoneScalpel units sold or consigned during the first quarter of fiscal 2015. BoneScalpel disposable sales in the United States increased 96% to $1.6 million during first quarter fiscal 2016 compared to the same period in fiscal 2015. SonicOne OR disposables increased 93% to $629,000 for the first quarter of fiscal 2016. There were 15 SonaStar units sold worldwide during the first quarter of fiscal 2016 compared to 20 SonaStar units sold during the first quarter of fiscal 2015.

Gross profit for the first quarter of fiscal 2016 increased to 66.3% compared to 65.1% for the comparable quarter in fiscal 2015. The increase is primarily related higher sales volume, as well as a favorable product mix of higher margin product deliveries.

During the quarter, the Company received royalty and licensing payments totaling $988,000.

Selling expenses for the first fiscal quarter of 2016 increased to $2.6 million versus $2.0 million for the comparable quarter of the previous fiscal year. The increase is due predominantly to higher head count, higher sales commissions, higher travel expenses and higher depreciation expenses due to the increase in the total number of BoneScalpel units consigned.

General and administrative expenses increased to $1.8 million for the three months ended September 30, 2015 from $1.2 million for the comparable year ago quarter. The increase is due predominantly to higher accounting expenses as Misonix is an accelerated filer, and higher non-cash compensation expenses due to the issuance of stock options. Research and development expenses for the quarter were $393,000 compared to $438,000 for the first quarter of fiscal 2015.

The Company reported a net loss of $(220,000), or $(0.03) loss per diluted share, for first quarter fiscal 2016 compared to net income of $383,000, or $0.05 earnings per diluted share, for the same period in fiscal 2015.

Michael A. McManus Jr., President and CEO stated, “We are off to a strong start in fiscal 2016 with net sales increasing 16%, primarily driven by strong double-digit increases in our BoneScalpel and SonicOne product lines. Our razor/razorblade model continues to deliver excellent results as our recurring revenue component for the first quarter increased 49% versus last year’s comparable quarter, and accounted for 69% of total first quarter revenue. BoneScalpel recurring revenue increased 78% and SonicOne OR recurring revenue increased 93%. We are very pleased with the consistent performance of our sales, marketing and distribution teams.

You will notice a different look for your Company as well with the adoption of new branding with the commitment that “Better Matters”. The new branding is intended to reflect the energy and excitement of our introduction of our MIS platform, the training launch of our new HIFU aspirator and our new products and increased support to the wound and burn market in the operating room.”

Mr. McManus concluded, “At the conclusion of the first quarter of fiscal 2016 the financial condition of the Company is strong. We now have a cash position in excess of $9.7 million, and we carry no long-term debt. As our surgical instruments continue to gain market acceptance, surgeons and medical institutions throughout the world increasingly recognize their compelling safety profiles - less blood loss, less bone fragmentation, the sparing of soft tissue and reduction in overall time required to complete surgical procedures. We look to the future with great anticipation.”

Conference Call:

The Company has scheduled a conference call today, Thursday, November 5, 2015, at 4:30 pm ET to review the results.

Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10075713. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries

 Consolidated Balance Sheets

		Derived from audited
	Unaudited	financial statements
	September 30, 2015	June 30, 2015

Assets
Current assets:
Cash and cash equivalents	$9,745,481	$9,623,749
Accounts receivable, less allowance for doubtful accounts of
$126,868, respectively	3,703,433	4,481,247
Inventories, net	4,811,226	4,303,163
Prepaid expenses and other current assets	338,188	441,562
Deferred income tax-current	2,274,716	2,118,716
Total current assets	20,873,044	20,968,437

Property, plant and equipment, net of accumulated depreciation and
amortization of $5,975,424 and $5,672,287, respectively	2,163,567	2,056,600
Patents, net of accumulated amortization of $814,620 and $791,551, respectively	564,255	566,028
Goodwill	1,701,094	1,701,094
Intangible and other assets	279,383	388,377
Deferred income tax-long term	766,712	773,712
Total assets	$26,348,055	$26,454,248

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,143,051	$1,147,414
Accrued expenses and other current liabilities	1,218,611	1,532,094
Total current liabilities	2,361,662	2,679,508

Deferred income	12,673	20,395
Deferred lease liability	2,316	0
Total liabilities	2,376,651	2,699,903

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,888,884 and
7,869,095 shares issued and 7,763,902 and 7,744,113 shares
outstanding, respectively	78,889	78,691
Additional paid-in capital	30,967,730	30,531,129
Accumulated deficit	(6,128,955)	(5,909,215)
Treasury stock, at cost, 124,982 shares, respectively	(946,260)	(946,260)
Total stockholders' equity	23,971,404	23,754,345
Total liabilities and stockholders' equity	$26,348,055	$26,454,248

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended
	September 30
	2015	2014
Net sales	$5,250,985	$4,539,337

Cost of goods sold	1,769,565	1,586,105

Gross profit	3,481,420	2,953,232

Selling expenses	2,636,601	2,019,286
General and administrative expenses	1,821,352	1,246,078
Research and development expenses	393,375	437,591
Total operating expenses	4,851,328	3,702,955

Loss from operations	(1,369,908)	(749,723)

Total other income	982,168	1,142,297

(Loss) income from continuing operations before income taxes	(387,740)	392,574

Income tax (benefit)/expense	(168,000)	14,352

Net (loss) income from continuing operations	(219,740)	378,222

Net income from discontinued operations, net of tax	0	4,975
Net (loss) income	$(219,740)	$383,197

Net (loss) income per share from continuing operations-Basic	$(0.03)	$0.05
Net income per share from discontinued operations-Basic	0.00	0.00
Net (loss) income per share-Basic	$(0.03)	$0.05

Net (loss) income per share from continuing operations-Diluted	$(0.03)	$0.05
Net income per share from discontinued operations-Diluted	0.00	0.00
Net (loss) income per share-Diluted	$(0.03)	$0.05

Weighted average common shares-basic	7,748,509	7,361,555

Weighted average common shares-diluted	7,748,509	7,644,434